UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2017

Stony Hill Corp.
(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-55523

(Commission File Number)

81-1699502

(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 1000

Beverly Hills, California 90212

(Address of principal executive offices)(Zip Code)

(310) 356-7374

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Establishment of Advisory Board and Adoption of Charter

On April 28, 2017, the Stony Hill Corp., a Nevada corporation (the “Company”), announced that the Board of the Directors of the Company has established an advisory board (the “Advisory Board”) and approved and adopted a charter (the “Advisory Board Charter”) to govern the Advisory Board. Pursuant to the Advisory Board Charter, the Advisory Board shall be comprised of one or more directors, and up to six independent, non-Board, non-employee members, all of whom shall be appointed and subject to removal by the Board of Directors at any time. In addition to the enumerated responsibilities of the Advisory Board in the Advisory Board Charter, the primary function of the Advisory Board is to assist the Board of Directors in its general oversight of the Company’s development of new business ventures and strategic planning. A copy of the Company’s Advisory Board Charter is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with the establishment of the Advisory Board, the Board of Directors appointed Dr. James Mulé, an independent, non-Board and non-Company employee to the Advisory Board. Currently, the Advisory Board does not have a Company director member, and Dr. Mulé is its sole member.

In connection with Dr. Mulé’s appointment to the Advisory Board, the Company entermeted into a Consulting Agreement (the “Consulting Agreement”), dated effective May 1, 2017, whereby the Company shall pay Dr. Mulé an annual consulting fee of $50,000 worth of shares of common stock of the Company, based on the stock price of the Company on the last day of each calendar year, and reimburse Dr. Mulé for reasonable out-of-pocket expenses, including, without limitation, travel expenses incurred by him in connection with the Company’s requests of the performance of his duties to the Company. In addition, the Dr. Mulé may be eligible for an annual discretionary bonus based on performance and entirely at the discretion of Board. The Consulting Agreement has a term of three years.

Dr. Mulé is Associate Center Director, the U.S. Senator Connie Mack (ret.) & Family Endowed Chair for Melanoma Research and Treatment, and Director of Cell-based Therapies at the Moffitt Cancer Center, Tampa, Florida. He is recognized for his research and clinical trial contributions to cancer immunotherapy, particularly in melanoma. His translational work in this area has helped to develop new treatments for advanced cancer patients. He has published nearly 200 articles. Dr. Mulé serves on Advisory Boards of numerous biotechnology and pharma companies as well as investment funds (e.g., OncoPep, Fulgent Diagnostics, UbiVac, Lion Biotech, Orpheus Therapeutics, Vault Pharma, Celgene, Select BioVenture Partners, Noble Life Science Partners, KB Capital Management, among others). Dr. Mulé remains a long-standing special government employee to the FDA (CDER and CBER) and the NCI. He was Chair of the Cellular, Tissue, and Gene Therapy Advisory Committee of CBER , FDA. He currently serves on the advisory boards of several NCI-designated Cancer Centers and was a member of the NCI Director’s Board of Scientific Counselors (BSC-A). Dr. Mulé also serves on the Editorial Boards of several peer-reviewed journals, including Scientific Reports (nature.com), Journal of Immunotherapy, and Cancer Immunology Research (AACR). Dr. Mulé received his professional degrees from the Fred Hutchinson Cancer Research Center and the University of Washington, Seattle, Washington. He then received his formal post-graduate training at the Surgery Branch , Division of Cancer Treatment, National Cancer Institute, NIH, Bethesda, Maryland, where he became a Senior Investigator with tenure. Dr. Mulé moved to Palo Al to, CA, where he helped to launch and scientifically direct two biotechnology companies and was also an adjunct professor at Stanford University. He then moved to Ann Arbor, Michigan to become the Director of the Tumor Immunology and Immunotherapy Program at the University of Michigan Comprehensive Cancer Center, the Maude T. Lane Endo wed Professor of Surgery with tenure, Department of Surgery, and Professor in the Department of Internal Medicine.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Consulting Agreement, dated May 1, 2017, by and between the Company and Dr. James Mulé

99.1	Advisory Board Charter, adopted by the Board of Directors of Stony Hill Corp. on April 18, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stony Hill Corp.

Date: May 2, 2017	By:	/s/ John Brady
	Name:	John Brady
	Title:	Secretary

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